S-8
S-8 REG STMT-1997

    As filed with the Securities and Exchange Commission
                     on August 25, 1997
                                               File No. 333-

             SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C.  20549
                          FORM S-8
   REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                   AMERISTAR CASINOS, INC.
   (Exact Name of Registrant as specified in its Charter)
              NEVADA                           88-0304799
 (State or other jurisdiction of             (IRS Employer
  incorporation or organization)          Identification No.)
              3773 HOWARD HUGHES PARKWAY
                    SUITE 490 SOUTH
                   LAS VEGAS, NEVADA                        89109
       (Address of Principal Executive Offices)           (Zip Code)

                   AMERISTAR CASINOS, INC.
           MANAGEMENT STOCK OPTION INCENTIVE PLAN
                  (Full Title of the Plan)

                      CRAIG H. NEILSEN
                   AMERISTAR CASINOS, INC.
                 3773 HOWARD HUGHES PARKWAY
                       SUITE 490 SOUTH
                  LAS VEGAS, NEVADA  89109
               (Name and Address of Agent for
                          Service)

                       (702) 567-7000
              (Telephone Number, including Area
                 Code, of Agent for Service)

        Please send copies of all correspondence to:
                  GORDON R. KANOFSKY, ESQ.
           SANDERS, BARNET, GOLDMAN, SIMONS & MOSK
                 A PROFESSIONAL CORPORATION
             1901 AVENUE OF THE STARS, SUITE 850
             LOS ANGELES, CALIFORNIA  90067-6078
                       (310) 551-8407

               CALCULATION OF REGISTRATION FEE


                               Proposed      Proposed
  Title of    Amount to be      Maximum       Maximum      Amount of
 Securities    Registered      Offering      Aggregate    Registration
    to be                      Price per     Offering         Fee
 Registered                      Share         Price
Common Stock,    600,000       $4.84(2)     $2,904,000      $880.00
$.01 par        shares(1)
value

(1) Includes an indeterminable number of shares which may be issued as a result of anti-dilution provisions set forth in the stock option incentive plan to which this Registration Statement relates.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to clauses (c) and (h) of Rule 457, based upon the average of the high and low prices for the Registrant's Common Stock as reported on the Nasdaq-NMS Market on August 21, 1997.

                      EXPLANATORY NOTE

       This Registration Statement relates to an amendment of the Ameristar Casinos, Inc. Management Stock Option Incentive Plan that increased the aggregate number of shares of common stock authorized for issuance thereunder from 1,000,000 to 1,600,000. Of such shares, 1,000,000 have already been registered pursuant to a Registration Statement on Form S-8 (File No. 33-83378), which was filed with the Commission on August 29, 1994 (the "1994 Registration Statement"). This Registration Statement, therefore, relates to the remaining 600,000 shares that may be issued pursuant to such plan. The contents of the 1994 Registration Statement are hereby incorporated by reference. The Items below contain information required in this Registration Statement that was not included in the 1994 Registration Statement or that has been updated since the filing of the 1994 Registration Statement.


                              PART II

     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.Indemnification of Directors and Officers.

       Subsection 1 of Section 78.751 of the Nevada Revised Statutes (the "Nevada Law") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise (an "Indemnified Party"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Indemnified Party's conduct was unlawful.

       Subsection 2 of Section 78.751 of the Nevada Law empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of an Indemnified Party against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by the Indemnified Party in connection with the defense or settlement of such action or suit if the Indemnified Party acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that despite the adjudication of liability the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

       Section 78.751 of the Nevada Law further provides: that to the extent an Indemnified Party has been successful in the defense of any action, suit or proceeding referred to in subsection (1) or (2) or in the defense of any claim, issue or matter therein, the Indemnified Party shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by the Indemnified Party in connection therewith; that indemnification provided for by
Section 78.751 shall not be deemed exclusive of any other rights to which the Indemnified Party may be entitled; that indemnification, unless ordered by the court or for the advancement of certain expenses, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and that the scope of indemnification shall continue as to an Indemnified Party who has ceased to hold one of positions specified above, and to his or her heirs, executors and administrators.

       Section 78.752 of the Nevada Law empowers a corporation to purchase and maintain insurance on behalf of an Indemnified Party against any liability (other than intentional misconduct, fraud or a knowing violation of the law, except for advancement of expenses or if ordered by a court) asserted against such person or incurred by such person in his or her capacity as an Indemnified Party or arising out of such person's status as an Indemnified Party whether or not the corporation would have the power to indemnify such person against such liabilities under
Section 78.751.

       The Articles of Incorporation of the Registrant provide that the personal liability of its directors and officers for damages for breach of fiduciary duty shall be limited to the maximum extent permitted under the Nevada Law and that any repeal or modification of such provision shall be prospective only.

       The    Bylaws   of   the   Registrant   provide   for
indemnification of Indemnified Parties substantially identical in scope to that permitted under Section 78.751 of the Nevada Law. Such Bylaws provide that the expenses of directors and officers of the Registrant incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by the Registrant as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by Ameristar.

       The Registrant has a contract for insurance coverage under which the Registrant and certain Indemnified Parties (including the directors and officers of the Registrant) are indemnified under certain circumstances with respect to litigation and other costs and liabilities arising out of actual or alleged misconduct of such Indemnified Parties. In addition, the Registrant has entered into indemnification agreements with its directors and officers that require the Registrant to indemnify such directors and officers to the fullest extent permitted by applicable provisions of Nevada law, subject to amounts paid by insurance.

       Section 3(d) of the stock option incentive plan to which this Registration Statement related requires the Registrant to indemnify its directors and officers against any and all liabilities, costs and expenses incurred by such persons as a result of any act, or omission to act, in connection with the performance of such persons' duties, responsibilities and obligations under such plan, other than such liabilities, costs and expenses as may result from the negligence, bad faith, willful misconduct or criminal acts of such persons.

       The above-described provisions relating to the indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1993.

Item 8.Exhibits.

            5.1  Opinion of Schreck Morris.

            23.1 Consent of Arthur Andersen LLP.

            23.2  Consent  of Schreck Morris  (contained  in
            Exhibit 5.1).

            24.1 Power of Attorney (see page S-1).

                         SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on August 25, 1997.

                              AMERISTAR CASINOS, INC.
                        (Registrant)

                              By:  /s/ CRAIG H. NEILSEN
                                   Craig H. Neilsen
                                   Chairman of the Board,
                              President and
                                   Chief Executive Officer

                      POWER OF ATTORNEY
       Each person whose signature appears below constitutes and appoints Craig H. Neilsen, John R. Spina and Thomas M. Steinbauer, or any of them, jointly and severally, his/her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to do any and all things and to execute any and all instruments which said attorneys-in-fact and agents deem necessary or advisable to enable Ameristar Casinos, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof in connection with this Registration Statement to the same extent that he/she could do in person, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his/her name on any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits to, and other documents in connection with, this Registration Statement with the Securities and Exchange Commission.
       Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       SIGNATURE              NAME AND TITLE           DATE


                         Craig H. Neilsen,
                         Chairman of the Board,
/s/ CRAIG H. NEILSEN     President and Chief       August 25, 1997
                         Executive Officer
                         (principal executive
                         officer)

                         Thomas M. Steinbauer,
                         Senior Vice President of
                         Finance (principal
/s/ THOMAS M.            financial officer and     August 25, 1997
STEINBAUER               principal accounting
                         officer) and Director



/s/ JOHN R. SPINA        John R. Spina, Director   August 25, 1997




/s/ PAUL I. CORDDRY      Paul I. Corddry,          August 25, 1997
                         Director



/s/ LARRY A. HODGES      Larry A. Hodges,          August 25, 1997
                         Director

     On this 25th of August 1997, Craig H. Neilsen directed Chris Hinton, in his presence as well as our own, to sign the foregoing document as "Craig H. Neilsen." Upon viewing the signatures as signed by Chris Hinton and in our presence, Craig H. Neilsen declared to us that he adopted them as his own signatures.


                              /s/ ANITA JACOBSON
                              Witness


                              /s/ DIANE FOSTER
                              Witness

STATE OF NEVADA          )
                    ):ss.
COUNTY OF CLARK          )

     I, Janice S. Lupton, Notary Public in and for said county and state, do hereby certify that Craig H. Neilsen personally appeared before me and is known or identified to me to be the chairman of the board, president and chief executive officer of Ameristar Casinos, Inc., the corporation that executed the within instrument or the person who executed the instrument on behalf of said corporation. Craig H. Neilsen, who being unable due to physical incapacity to sign his name or offer his mark, did direct Chris Hinton, in his presence, as well as my own, to sign his name to the foregoing document. Craig H. Neilsen, after viewing his name as signed by Chris Hinton, thereupon adopted the signatures as his own by acknowledging to me his intention to so adopt as if he had personally executed the same both in his individual capacity and in behalf of said corporation, and further acknowledged to me that such corporation executed the same.

     IN WITNESS WHEREOF, I have hereunto set my hand and official seal this 25th day of August 1997.

                              /s/ JANICE S. LUPTON
                              Notary Public

My Commission Expires:  October 23, 2000

Residing at:  Henderson, Nevada

                        EXHIBIT INDEX


No.  Description of Exhibit         Method of Filing

5.1  Opinion of Schreck Morris      Filed electronically
                                    herewith

23.1 Consent of Arthur Andersen     Filed electronically
     LLP                            herewith

23.2 Consent of Schreck Morris      Contained in Exhibit 5.1

24.1 Power of Attorney (see page    Filed electronically
     S-1)                           herewith